Exhibit 99.1

Medifast, Inc. Announces First Quarter 2014 Financial Results

Company Exceeds Earnings per Share Guidance; First Quarter Earnings per Diluted Share Increases to $0.45

OWINGS MILLS, Md., May 5, 2014 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven, portion-controlled weight-loss products and programs, today reported financial results for the first quarter ended March 31, 2014.

“Our ongoing efforts to execute on our strategic goals enabled us to generate earnings results ahead of our expectations for the first quarter,” said Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “I am extremely pleased with our team’s ability to carefully manage the controllable aspects of our business which helped us achieve a 110 basis point improvement in operating margin. We believe our first quarter financial results are a positive start to what we expect will be another solid year for Medifast.”

First Quarter 2014 Results

Operating income was $8.7 million, or 10.0% as a percent of net revenue, compared to $8.6 million or 8.9% as a percent of net revenue in the first quarter of 2013.

Net income was $6.0 million, or $0.45 per diluted share compared to net income of $5.9 million, or $0.43 per diluted share for the first quarter of 2013.

For the first quarter ended March 31, 2014, Medifast net revenue decreased 10% to $86.5 million from net revenue of $96.0 million in the first quarter of the prior year.  Revenue in the direct sales channel, Take Shape for Life, decreased 4% to $57.0 million in the first quarter of 2014 compared to $59.4 million in the same period last year. The decrease in revenue for Take Shape for Life was driven by a slight decrease in the number of health coaches and revenue per health coach. The Company ended the first quarter with approximately 11,100 active health coaches and the average revenue per health coach per month for the quarter decreased to $1,626 compared to $1,720 in the first quarter of 2013.

Sales and marketing expense decreased by $3.2 million in the first quarter of 2014 compared to first quarter of 2014. This decrease is the result of lower advertising spending in the first quarter of 2014 as compared to the first quarter of 2013. In the first quarter of 2014, the Company’s revenue to spend ratio was 12.5-to-1 versus 9.6-to-1 in the first quarter of 2013. The Company continues to focus on efficiency improvements and balancing sales and marketing expense in an effort to drive profitability.

The Company's Medifast Direct channel revenue decreased 26% to $17.1 million, compared to $23.0 million in the first quarter of 2013.  The decrease in revenue in this channel was primarily due to a reduction in sales and marketing spend as the Company continues to monitor consumer spending patterns. Spending efficiency in the quarter was strong and the Company will begin to invest additional dollars into marketing throughout the remainder of the year while continuing to focus on efficient management of those investments.

In the first quarter, the Medifast Weight Control Centers and Wholesale Physicians channel revenue decreased 9% to $12.4 million, compared to $13.6 million in the same period last year. The Company remained focused on profitability improvement by creating operational efficiencies, optimizing staffing levels, and managing expenses. As of March 31, 2014 Medifast had 75 corporate-owned and 49 franchise centers.  Going forward, the Company will continue to expand the number of franchise locations as corporate centers are also transitioned to the franchise model.

Gross profit for the first quarter of 2014 decreased 12% to $63.9 million, compared to $72.4 million in the first quarter of the prior year. The Company's gross profit margin decreased 150 basis points to 73.9% in the first quarter versus 75.4% in the first quarter of 2013. The decrease in gross profit margin during the quarter was the result of increased shipping and manufacturing costs, lower sales volume in the Company’s higher margin Medifast Direct Sales channel and reduced program sales.

Selling, general and administrative expenses decreased $8.6 million to $55.2 million compared to $63.8 million in the first quarter of 2013. As a percentage of revenue, selling, general and administrative expenses decreased 270 basis points to 63.8% versus 66.5% in the first quarter of 2013.

The Company had an effective tax rate of 33.7% compared to 31.9% in the first quarter of 2013. The prior year tax rate was positively impacted by research and development credits which were retroactive to 2012.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $105.2 million and working capital of approximately $72.8 million as of March 31, 2014.  Cash, cash equivalents, and investment securities for the first quarter of 2014 increased $9.6 million to $77.4 million compared to $67.8 million at December 31, 2013. As previously announced, the Company paid off the remaining value of its outstanding long term notes and remains free of interest bearing debt.

Outlook

The Company expects second quarter 2014 net revenue to be in the range of approximately $85 to $88 million. Earnings per diluted share are expected to be in the range of $0.37 to $0.40 based on a 34% effective tax rate. For fiscal year 2014, the Company reiterated its previous guidance of net revenue to be in the range of $340 to $380 million and earnings per diluted share in the range of $1.80 to $1.90.  The Company anticipates a full year tax rate of approximately 33% to 34% in 2014.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on May 5, 2014. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.medifastnow.com, and will be archived online through May 19, 2014. In addition, listeners may dial (877) 705-6003.

A telephonic playback will be available from 7:30 p.m. ET, May 5, 2014, through May 19, 2014. Participants can dial (877) 870-5176 to hear the playback and enter passcode 13580710.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the Web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MED-F

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$41,360,000	$36,382,000
Accounts receivable-net of allowance for sales returns and doubtful accounts of $561,000 and $647,000	1,524,000	1,246,000
Inventory	15,896,000	18,059,000
Investment securities	36,000,000	31,420,000
Prepaid expenses and other current assets	2,943,000	2,890,000
Deferred tax assets	2,125,000	1,957,000
Total current assets	99,848,000	91,954,000

Property, plant and equipment - net	39,057,000	40,336,000
Other assets	341,000	360,000

TOTAL ASSETS	$139,246,000	$132,650,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$26,159,000	$26,780,000
Income taxes payable	709,000	99,000
Current maturities of capital leases	224,000	222,000
Total current liabilities	27,092,000	27,101,000

Other liabilities:
Capital leases, net of current portion	417,000	474,000
Deferred tax liabilities	6,568,000	6,659,000
Total liabilities	34,077,000	34,234,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized; 13,143,309 issued; 13,131,642 and 13,115,642 issued and outstanding	13,000	13,000
Additional paid-in capital	774,000	-
Accumulated other comprehensive income	715,000	703,000
Retained earnings	103,667,000	97,700,000
Total stockholders' equity	105,169,000	98,416,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$139,246,000	$132,650,000

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue	$86,529,000	$96,043,000
Cost of sales	22,595,000	23,634,000
Gross Profit	63,934,000	72,409,000

Selling, general, and administration	55,238,000	63,831,000

Income from operations	8,696,000	8,578,000

Other income
Interest and dividend income, net	126,000	52,000
Other income	184,000	80,000
	310,000	132,000

Income before income taxes	9,006,000	8,710,000
Provision for income taxes	3,039,000	2,777,000

Net income	$5,967,000	$5,933,000

Basic earnings per share	$0.45	$0.43
Diluted earnings per share	$0.45	$0.43

Weighted average shares outstanding -
Basic	13,160,294	13,809,130
Diluted	13,248,156	13,913,343